UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report: February 4, 2008
(Date of earliest event reported)
QUEST RESOURCE CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	0-17371	90-0196936
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)
210 Park Ave, Suite 2750
Oklahoma City, OK 73102
(Address of principal executive offices, including zip code)
(405) 600-7704
(Registrant’s telephone number, including area code)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
     ☑ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     Amended and Restated Agreement and Plan of Merger
     On October 15, 2007, Quest Resource Corporation (the “Company”), Quest MergerSub, Inc., a wholly-owned subsidiary of the Company (“MergerSub”) and Pinnacle Gas Resources, Inc. (“Pinnacle”) entered into an Agreement and Plan of Merger (“Original Agreement”), pursuant to which MergerSub will merge (the “Merger”) with and into Pinnacle, with Pinnacle continuing as the surviving corporation and as a wholly-owned subsidiary of the Company.
     On February 6, 2008, the parties entered into an Amended and Restated Agreement and Plan of Merger (the "Amended Merger Agreement") to modify the exchange ratio of Quest common stock Pinnacle shareholders will receive in exchange for each share of Pinnacle stock from 0.6584 to 0.5278, to update certain representations and warranties of the parties, to change the name of the surviving corporation to Quest Western Resource Corporation, to modify the termination provision (as described below) and to effect certain technical changes. The other terms of the Original Agreement remain unchanged.
     Under the terms of the Amended Merger Agreement, Pinnacle’s stockholders will receive 0.5278 shares of the Company’s common stock for each share of Pinnacle common stock they own. It is anticipated that the Company’s current stockholders will own approximately 60.5 percent of the Company following the merger and Pinnacle’s current stockholders will own approximately 39.5 percent. The Merger is expected to be tax free to stockholders of both companies.
     Following the Merger, Jerry Cash will continue to serve as Chairman, President and Chief Executive Officer and as a director of the Company. The Board of Directors of the Company will consist of six directors, four designated by the Company and two designated by Pinnacle.
     As a result of the merger, Pinnacle will survive as a wholly-owned subsidiary of the Company. The Company will continue to be listed on the NASDAQ Stock Market. The Merger is subject to various conditions, including approval of the stockholders of both the Company and Pinnacle and other customary conditions. It is anticipated that the closing of the merger will occur in the first or second quarter of 2008.
     The Amended Merger Agreement contains certain termination rights for both the Company and Pinnacle, and further provides that, upon termination of the Amended Merger Agreement under specified circumstances a party may be required to pay the other party a termination fee of $3.0 million. The Amended Merger Agreement was modified to provide that in certain limited circumstances if the Amended Merger Agreement is terminated by Pinnacle, the Company has not received a superior proposal or there is no material adverse effect related to Pinnacle, the Company will be required to pay Pinnacle a termination fee of $5.0 million.
     The foregoing description of the Merger and the Amended Merger Agreement is not complete and is qualified in its entirety by reference to the Amended Merger Agreement, which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.
     Amendment to Support Agreement
     On February 6, 2008, the Support Agreement, dated as of October 15, 2007, between the Company and certain stockholders of Pinnacle was amended so that the term “Amended Merger Agreement” as used in the Support Agreement will mean the Amended Merger Agreement and not the Original Agreement.
     Support Agreement
     On February 6, 2008, Pinnacle and the directors of the Company entered into a Support Agreement, in which the directors agreed to vote in favor of (i) the issuance of Quest common stock to Pinnacle’s stockholders pursuant to the Merger, (ii) the Merger and other transactions contemplated by the Amended Merger Agreement, and (iii) any actions required in furtherance of the Merger and the other transactions contemplated by the Amended Merger Agreement. The directors agreed to vote against (i) certain takeover proposals, (ii) any proposal for action or agreement that is reasonably likely to result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Amended Merger Agreement or that is reasonably likely to result in any of the conditions to the obligations of the Company under the Amended Merger Agreement not being fulfilled, or (iii) any other action which could reasonably be expected to impede, interfere with, delay, postpone or materially affect the transactions contemplated by the Amended Merger Agreement or the likelihood of such transactions being consummated. The directors also agreed not to sell their shares to persons who does not agree to become bound by the Support Agreement.
     The foregoing description of the Support Agreement is not complete and is qualified in its entirety by reference to the Support Agreement, which is filed as Exhibit 10.3 hereto and is incorporated herein by reference.
Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     The Company has amended the Quest Resource Corporation 2005 Omnibus Stock Award Plan (the “Plan”) so that the Company may not reprice any outstanding stock option or take any action that would have the effect of a “repricing” of a stock option, as that term is defined under the applicable New York Stock Exchange rules or the rules of the established stock exchange or quotation system on which the Company’s stock is then listed or traded if such exchange’s or quotation system’s rule defines what constitutes a repricing.
     The Company has also amended the Plan to make certain technical changes. These technical changes include (1) amending the Plan in light of the Final Regulations issued under Section 409A of the Internal Revenue Code; (2) amending the Plan to avoid inadvertent accounting charges upon a change or adjustment in the authorized shares of the Company’s common stock; and (3) amending the Plan in light of the Final Regulations relating to statutory options.
     The amended and restated Plan is effective as of January 1, 2008.
Item 8.01 Other Events.
     On February 6, 2008, the Company issued a press release announcing that it had entered into a definitive agreement as discussed in Item 1.01 above. A copy of the press release is filed as Exhibit 99.1 hereto and is incorporated by reference herein.
Item 9.01 Financial Statements and Exhibits
(d) Exhibits

10.1	Amended and Restated Agreement and Plan of Merger, dated February 6, 2008 among Quest Resource Corporation, Pinnacle Gas Resources, Inc. and Quest MergerSub, Inc.

10.2	Amendment to Support Agreement, dated February 4, 2008 by and between Quest Resource Corporation and certain stockholders of Pinnacle Gas Resources, Inc.

10.3	Support Agreement between Pinnacle and certain Quest shareholders, dated February 5, 2008.

10.4	Amended and Restated Quest Resource 2005 Omnibus Stock Award Plan effective January 1, 2008.

99.1	Press Release, dated February 6, 2008.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUEST RESOURCE CORPORATION
By:	/s/ Jerry D. Cash
Jerry D. Cash
Chief Executive Officer

Date: February 6, 2008

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